EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” included in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-120211) and related prospectus of ViroLogic, Inc. for the registration of shares of its common stock and contingent value rights and to the incorporation by reference therein of our report dated February 6, 2004 (except for Notes 7 and 11, as to which the date is March 22, 2004), with respect to the financial statements and schedule of ViroLogic, Inc. included in its Annual Report (Form 10-K, as amended) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Palo Alto, California

November 1, 2004